FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-09

From:  CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At:  Jun 17 2015 08:48:57

CGCMT 2015-GC31 -- New Issue Announcement (Public)

666.096mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers:  Drexel Hamilton, LLC

Class	Moody's/KBRA/MSTR	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA	28.330	2.86	30.000%	42.5%	16.7%
A-2	Aaa(sf)/AAA(sf)/AAA	2.298	6.84	30.000%	42.5%	16.7%
A-3	Aaa(sf)/AAA(sf)/AAA	160.000	9.78	30.000%	42.5%	16.7%
A-4	Aaa(sf)/AAA(sf)/AAA	268.724	9.86	30.000%	42.5%	16.7%
A-AB	Aaa(sf)/AAA(sf)/AAA	46.974	7.35	30.000%	42.5%	16.7%
A-S	Aa2(sf)/AAA(sf)/AAA	58.763	9.92	21.876%	47.4%	15.0%
B	NR/AA-(sf)/AA-	42.871	9.92	15.949%	51.0%	13.9%
C	NR/A-(sf)/A-	33.852	9.92	11.269%	53.9%	13.2%
D	NR/BBB(sf)/BBB	24.284	9.92	7.912%	55.9%	12.7%
X-A	Aa1(sf)/AAA(sf)/AAA	565.089	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/AAA	42.871	N/A	N/A	N/A	N/A

Collateral Summary

Initial Pool Balance:	$723.324mm
Number of Mortgage Loans:	50
Number of Mortgaged Properties:	76
Average Cut-off Date Mortgage Loan Balance:	$14.466mm
Weighted Average Mortgage Interest Rate:	4.0831%
Weighted Average Remaining Term to Maturity/ARD (months):	118
Weighted Average Remaining Amortization Term (months):	357
Weighted Average Cut-off Date LTV Ratio:	60.7%
Weighted Average Maturity Date/ARD LTV Ratio:	52.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.29x
Weighted Average Debt Yield on Underwritten NOI:	11.7%
% of Mortgage Loans with Mezzanine Debt:	4.1%
% of Mortgage Loans with Preferred Equity:	1.2%
% of Mortgaged Properties with Single Tenants:	4.6%

Property Type:  38.6% Office, 19.3% Mixed Use, 16.7% Retail, 12.5% Multifamily, 7.7% Self Storage, 3.7% Hospitality, 1.5% Industrial

Top 5 States:  16.1% TX, 14.1% CA, 13.8% IL, 10.0% WA, 7.1% OK

Anticipated Timing

Global Investor Call:	Wed, June 17th
Anticipated Pricing:	Week of June 22nd
Anticipated Closing:	Wed, July 8th

Investor Call Details

Date:	Wed, June 17th
Time:	2:00PM EST
US Toll Free:	(719) 457-6793
Passcode:	6916160

Roadshow Schedule:  Thurs, June 18th

Hartford, CT - Breakfast Meeting

-Maxx Downtown

-185 Asylum St, Hartford, CT

-8:30AM ET

Boston, MA – Lunch Meeting

-The Langham Boston – McKinley Room - Lobby Level

-250 Franklin St., Boston, MA

-12:30PM ET

Minneapolis, MN - Breakfast Meeting

-The Marquette Hotel – Canon River Room - 3rd Floor

-710 Marquette Ave, Minneapolis, MN

-8:30AM CT

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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